July 14, 2025

Smart Logistics Global Limited

Unit 702, Level 7, Core B, Cyberport 3

100 Cyberport Road

Pok Fu Lam,

Hong Kong 999077

Re:	Smart Logistics Global Limited

Ladies and Gentlemen:

We have acted as counsel to Smart Logistics Global Limited (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 1,000,000 ordinary shares, par value HK$0.0001 per share (the “Ordinary Shares”), of the Company, plus an option to issue up to additional 150,000 Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriters.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jia Yuan Law Office

Jia Yuan Law Office

合伙人：劉磊、胡芷筠、王鵬傑、張璐

Partners: LIU Lei, WOO Tze Kwan Wanda, WANG Pong-Jeh, ZHANG Lu

註冊外地律師：顏羽、徐瑩、文梁娟、陳一敏、韋佩、呂丹丹、馮超逸

Registered Foreign Lawyers: YAN Yu, XU Ying, WEN Liangjuan, CHEN Yimin, WEI Pei, LYU Dandan, FENG Chaoyi

香港上環德輔道中238號7樓及17樓 7/F & 17/F, No.238 Des Voeux Road Central, Sheung Wan, Hong Kong
電話Tel：852-2520 6166  傳真 Fax：852-2527 5788 網頁 Website: www.jiayuan-law.com